Exhibit 21

LSI CORPORATION SUBSIDIARIES

Entity Name	State/Country of Formation
LSI (Spain) Technology Development S.L	Spain
LSI (Thai) Ltd.	Thailand
LSI China Technology (Shanghai) Co. Ltd.	China
LSI Corporation of Canada, Company	Canada
LSI India Research & Development Private Limited	India
LSI International LLC	Delaware
LSI International Research LLC	Russia
LSI Logic AB	Sweden
LSI Logic Asia, Inc.	Delaware
LSI Logic Europe Limited	United Kingdom
LSI Logic GmbH	Germany
LSI Logic HK Holdings	Cayman Islands
LSI Logic Hong Kong Ltd.	Hong Kong
LSI Logic Hungary LLC	Hungary
LSI Logic International Services, Inc.	California
LSI Logic K.K.	Japan
LSI Logic Netherlands B.V.	Netherlands
LSI Logic s.r.l.	Italy
LSI Logic SAS	France
LSI Management Services Corporation	Delaware
LSI Storage Cyprus Limited	Cyprus
LSI Storage Ireland Limited	Ireland
LSI Technologies Israel Ltd.	Israel
LSI Technology (Beijing) Company Ltd.	China
LSI Technology (Singapore) Pte. Ltd.	Singapore
LSI Technology (Mauritius)	Mauritius
SandForce, Inc.	Delaware
SandForce Information and Technology R&D (Shanghai) Co., Ltd.	China
Silicon Manufacturing Partners Pte Ltd. (SMP)*	Singapore
SubLSI (Korea) Co., Ltd.	Korea
Agere Systems LLC	Delaware
Agere Systems Nederland B.V.	Netherlands

*	51% LSI Technology (Singapore) Pte Ltd.; 49% GLOBAL FOUNDRIES